CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TEARLAB CORPORATION

TearLab Corporation (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.	The name of the Corporation is TearLab Corporation. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 5, 2002, under the name Vascular Sciences Corporation.

2.	This Certificate of Amendment to the Amended and Restated Certificate of Incorporation was duly authorized and adopted by the Corporation’s Board of Directors and stockholders in accordance with Section 242 of the General Corporation Law of the State of Delaware and amends the provisions of the Company’s Amended and Restated Certificate of Incorporation.

3.	The amendment to the existing Amended and Restated Certificate of Incorporation being effected hereby is to delete the first paragraph of Article IV in its entirety and to substitute in its place the following:

“The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is one hundred five million (105,000,000), of which ninety-five million (95,000,000) shares, par value $0.001 per share, shall be common stock (the “Common Stock”) and ten million (10,000,000) shares, par value $0.001 per share, shall be preferred stock (the “Preferred Stock”).”

4.	This Certificate of Amendment to the Amended and Restated Certificate of Incorporation was approved by written consent of the board of directors and by the stockholders of this Corporation at a meeting thereof duly called and held on June 24, 2016.

5.	This Certificate of Amendment to the Amended and Restated Certificate of Incorporation shall be effective immediately upon filing by the Delaware Secretary of State.

IN WITNESS WHEREOF, this Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been duly executed by an authorized officer of the Corporation, on June 24, 2016.

TEARLAB CORPORATION
A Delaware corporation

By:
Name:	Wes Brazell
Title:	Chief Financial Officer